         THIS SECURITY HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR ANY STATE SECURITIES LAWS AND MAY NOT BE OFFERED OR SOLD EXCEPT IN COMPLIANCE THEREWITH.

                                                                    $ 5,000,000

                               PURETEC CORPORATION

                           13% Convertible Senior Note

         PureTec Corporation, a Delaware corporation (together with its successors and assigns, the "Issuer"), for value received hereby promises to pay to Tekni-Plex Inc., a Delaware corporation (together with its successors, transferees and assigns, the "Holder") the principal sum of Five Million Dollars ($ 5,000,000) (the "Original Principal Sum") by wire transfer of immediately available funds to the Holder's account (the "Bank Account") at a bank in the United States specified in writing by the Holder from time to time, on the Maturity Date, in such coin or currency of the United States of America as at the time of payment shall be legal tender for the payment of public and private debts, and to pay interest on the Original Principal Sum and on all accrued interest added to the Principal Sum on a quarterly basis (together the "Principal Sum") outstanding from time to time in like coin or currency, at the rates per annum set forth below, by wire transfer of immediately available funds to the Bank Account, from the date hereof, until payment in full of such amounts has been made.

         This Note shall bear interest, commencing on the date hereof, at a rate per annum (the "Interest Rate") equal to 13% and payable on the Maturity Date; provided that (i) in the event that either a registration statement or an application for listing on NASDAQ covering all of the Base Shares and the Make Whole Shares issuable upon conversion of the Note pursuant to Article 4 (the "Conversion Shares") has not been filed by the First Trigger Date, the Interest Rate shall be increased, commencing on such First Trigger Date, by an additional 2.5% per annum, (ii) in the event that a registration statement relating to the Conversion Shares has not been declared effective or the Conversion Shares have not been listed on NASDAQ by the Second Trigger Date, the Interest Rate shall be increased, commencing on such Second Trigger Date, by an additional 2.5% per annum and (iii) in the event that a registration statement relating to the Conversion Shares has not been declared effective or the Conversion Shares have not been listed on NASDAQ by the Third Trigger Date, the Interest Rate shall be increased, commencing on such Third Trigger Date, by an additional 2% per annum. Further, the Interest Rate shall be increased by an additional 2% per annum, commencing on the day an Event of Default (other than a failure to register or list the Conversion Shares in accordance with Article 6) occurs. All increases in the Interest Rate provided herein shall be separate and in addition to any other increase provided herein; provided that the Interest Rate shall not be increased at any time by more than 2% per annum due to the occurrence of more than one Event of Default (other than a failure to register or list the

Conversion Shares in accordance with Article 6).

         Interest on this Note will be calculated on the basis of a 360-day year of twelve 30-day months. Accrued interest on this Note will be added to the Principal Sum quarterly, commencing on January 31, 1998.

         Notwithstanding anything herein to the contrary, the interest payable by the Issuer with respect to this Note shall not exceed the maximum amount permitted by applicable law and, to the extent that any payments in excess of such permitted amount are received by the Holder, such excess shall be considered payments in respect of the principal amount of this Note. All sums paid or agreed to be paid to the Holder for the use, forbearance or retention of the indebtedness of the Issuer to the Holder shall, to the extent permitted by applicable law, be amortized, prorated, allocated and spread throughout the full term of such indebtedness until payment in full of the principal so that the interest on account of such indebtedness shall not exceed the maximum amount permitted by applicable law.

         This Note is the duly authorized convertible senior note (the "Note") of the Issuer. This Note is a direct, unconditional, unsubordinated obligation of the Issuer ranking pari passu with all other senior obligations of the Issuer. This Note is transferable and assignable, in whole or in part, on or after the Second Trigger Date to one or more purchasers, provided that such transfer or assignment is made in compliance with the Securities Act of 1933, as amended, and any applicable state and foreign securities laws. The Issuer agrees to issue from time to time a replacement Note or Notes, in the form hereof and in such denominations as the Holder may request to facilitate such transfers and assignments. In addition, after delivery of an indemnity in form and substance reasonably satisfactory to the Issuer, the Issuer also agrees to issue a replacement Note if this Note has been lost, stolen, mutilated or destroyed.

         The Note shall be issuable only in registered form without coupons.

         No provision of this Note shall alter or impair the obligations of the Issuer, which are absolute and unconditional, to pay the principal of and interest on this Note at the place, times, and rate, and in the currency, herein prescribed.

                                            ARTICLE 1

                                           DEFINITIONS

         SECTION 1.01. Certain Terms Defined. The following terms shall have the respective meanings specified below. All accounting terms used herein and not expressly defined shall have the meanings given to them in accordance with U.S. generally accepted accounting principles as in effect from time to time. The terms defined in this Section 1.01 include the plural as well as the singular.

         "Acceleration Notice" has the meaning set forth in Section 3.01.

         "Affiliate" means, with respect to any party, any Person directly or indirectly controlling or controlled by or under direct or indirect common control with such party. For purposes of this definition, "control" (including, with correlative meanings, the terms "controlling", "controlled by" and "under common control with"), as used with respect to any Person, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, by agreement or otherwise, provided, however, that beneficial ownership of 10% or more of the voting securities of a Person shall be deemed to be control.

         "Asset Sale" means, with respect to the Issuer or any Subsidiary, the sale, lease, conveyance or other disposition (including, without limitation, by way of merger or consolidation, and whether by operation of law or otherwise) of any of the Issuer's or such Subsidiary's assets, whether owned on the date hereof or subsequently acquired, in one transaction or a series of related transactions.

         "Board of Directors" means the Board of Directors of the Issuer or any committee thereof duly authorized to act on behalf of such Board.

         "Burlington" means Burlington Resins, Inc, a Delaware corporation and a wholly-owned indirect Subsidiary of the Issuer.

         "Change of Control" with respect to a the Issuer or any Subsidiary means the occurrence of any of the following at any time after the date hereof:

             (i) any person or group (within the meaning of Rule 13d-1 under the Exchange Act) of persons shall have become the beneficial owner of more than 50% of the then outstanding voting securities of the Issuer or such Subsidiary;

             (ii) a majority of the Board of Directors of the Issuer or such Subsidiary shall consist at such time of individuals other than (x) members of the Board of Directors of such Issuer or such Subsidiary on the date hereof and (y) other members of such Board of Directors recommended, elected or approved to succeed or become a director of such Issuer or such Subsidiary by a majority of such members referred to in clause (x) or by members so recommended, elected or approved; or

            (iii) the Board of Directors or the shareholders of the Issuer or such Subsidiary shall have approved the sale of all or substantially all the assets of such Issuer or such Subsidiary in one transaction or a series of related transactions.

         "Common Share Equivalent" means, with respect to any security of the Issuer and as of a given date, a number which is, (i) in the case of a share of

Common Stock, one, (ii) in the case of all or a portion of any right, option, warrant or other security which may be exercised for a share or shares of Common Stock, the number of shares of Common Stock receivable upon exercise of such security (or such portion of such security) and (iii) in the case of any security convertible or exchangeable into a share or shares of Common Stock, the number of shares of Common Stock that would be received if such security were converted or exchanged on such date.

         "Common Stock" means any and all shares of common stock, par value $0.01 per share, of the Issuer.

         "Debt" of any Person means at any date, without duplication, (i) all obligations of such Person for borrowed money, (ii) all obligations of such Person evidenced by bonds, debentures, notes, or other similar instruments,
(iii) all obligations of such Person in respect of letters of credit or other similar instruments (or reimbursement obligations with respect thereto), (iv) all obligations of such Person to pay the deferred purchase price of property or services, except Trade Payables, (v) all obligations of such Person as lessee under capital leases, (vi) all Debt of others secured by a Lien on any asset of such Person, whether or not such Debt is assumed by such Person and (vii) all Debt of others Guaranteed by such Person.

         "Default" means any condition or event which constitutes an Event of Default or which with the giving of notice or lapse of time or both would, unless cured or waived, become an Event of Default.

         "Event of Default" means any event or condition specified as such in
Section 4.01 which shall have continued for the period of time, if any, therein designated.

         "Fair Market Value" means (except as otherwise provided in Section 4.01(a) or Section 4.01(c)) on any date for a share of Common Stock,

               (i) if share of Common Stock are the listed or admitted to trading on any national securities exchange or traded on any national market system, the average of the daily closing prices for the 10 trading days before such date, excluding any trades which are not bona fide, arm's length transactions. The closing price for each day shall be the last sale price on such date or, if no such sale takes place on such date, the average of the closing bid and asked prices on such date, in each case as officially reported on the principal national securities exchange or national market system on which such shares are then listed, admitted to trading or traded;

              (ii) if no shares of Common Stock are then listed or admitted to trading on any national securities exchange or traded on any national market system, the average of the reported closing bid and asked prices thereof on such date in the over-the-counter market as shown by the National Association of Securities Dealers automated quotation system or, if such shares are not then quoted in such system, as published by the National Quotation Bureau, Incorporated or any similar successor organization, and in either case as reported by any member firm of the NASDAQ Stock Market selected by the Holder; and

             (iii) if no shares of Common Stock are then listed or admitted to trading on any national securities exchange or traded on any national market system, and if no closing bid and asked prices thereof are then so quoted or published in the over-the-counter market, the Fair Market Value of a share of Common Stock shall be as mutually agreed by the Issuer and the Holder seeking a determination of Fair Market Value; provided that if the Issuer and such Holder are unable to mutually agree upon the Fair Market Value, the Issuer and such Holder shall, within five days from the date that either party determines that they cannot agree and so notifies the other party in writing, jointly retain an investment banking firm (a "Valuation Firm"), satisfactory to each of them. If the Issuer and such Holder are unable to agree on the selection of such a Valuation Firm within such five day period, the Issuer and such Holder shall, within 20 days after expiration of such five day period, each retain a separate Valuation Firm (which Valuation Firm, in either case, shall not be the investment banking firm or accounting firm regularly retained by the Issuer or the Holder). If either the Issuer or the Holder fail to retain a Valuation Firm during such 20 day period, then the Valuation Firm retained by the Holder or the Issuer, as the case may be, shall alone take the actions described below. Such Valuation Firms shall select a third Valuation Firm (which Valuation Firm shall not be an investment banking firm regularly retained by the Issuer or the Holder) and the Valuation Firm so selected shall determine within 30 days of being retained the Fair Market Value of a share of Common Stock and deliver its opinion in writing to the Issuer and to the Holder as to such Fair Market Value of a share of Common Stock and deliver its opinion in writing to the Issuer and to the Holder as to such Fair Market Value. The determination so made shall be conclusive and binding on the Issuer and the Holder. The fees and expenses all Valuation Firms incur in performing the services contemplated by this paragraph (C) shall be paid by the Issuer.

         "First Trigger Date" means the 30th day following the termination of the Merger Agreement for any reason.

         "Guarantee" by any Person means any obligation, contingent or otherwise, of such Person directly or indirectly guaranteeing any Debt or other obligation of any other Person and, without limiting the generality of the forego ing, any obligation, direct or indirect, contingent or otherwise, of such Person (i) to purchase or pay (or advance or supply funds for the purchase or payment of) such Debt or other obligation of such other Person (whether arising by virtue of partnership arrangements, by agreement to keepwell, to purchase assets, goods, securities or services, to take-or-pay, or to maintain financial statement conditions or otherwise) or (ii) entered into for the purpose of assuring in any other manner the obligee of such Debt or other obligation for the payment thereof or to protect such obligee against loss in respect thereof (in whole or in part), provided that the term Guarantee shall not include endorsements for collection or deposit in the ordinary course of business. The term "Guarantee" used as a verb has a corresponding meaning.

         "Lien" means any mortgage, lien, pledge, security interest, charge or encumbrance of any kind (including any conditional sale or other title retention agreement, any lease in the nature thereof and any agreement to give any security interest).

         "Liquid Investments" shall mean (i) certificates of deposit maturing within 90 days of the acquisition thereof denominated in U.S. dollars and issued by a bank or trust company having combined capital and surplus of at least $500,000,000 and which has (or which is a Subsidiary of a bank holding company which has) publicly traded debt securities rated AA or higher by Standard and Poors Ratings Group, a division of the McGraw Hill Companies, Inc. ("S&P"), or Aa-2 or higher by Moody's Investors Service, Inc. ("Moody's"); (ii) obligations issued or guaranteed by the United States of America, with maturities not more than one year after the date of issue; and (iii) commercial paper with maturities of not more than 90 days and a published rating of not less than A-1 from S&P or P- 1 from Moody's.

         "Make Whole Date" means the day on which the Holder receives written notice of the occurrence of the following events: (i) a registration statement relating to the Conversion Shares is declared effective, (ii) the Conversion Shares are listed on NASDAQ and (iii) the Conversion Shares are otherwise freely transferable.

         "Maturity Date" means September 30, 1998.

         "Merger" has the meaning set forth in the Merger Agreement.

         "Merger Agreement" means the Agreement and Plan of Merger dated as of the date hereof among the Issuer, PS&T, the Holder and P.T. Holding, Inc., a wholly-owned subsidiary of the Holder.

         "NASDAQ" means the NASDAQ Stock Market.


         "Person" means an individual or a corporation, partnership, association, trust or any other entity or organization, including a government or political subdivision or an agency or instrumentality thereof.

         "PS&T" means Plastic Specialties & Technologies, Inc., a Delaware corporation and a 96%-owned indirect Subsidiary of the Issuer.

         "SEC" means the Securities and Exchange Commission.

         "Second Trigger Date" means the 60th day following the termination of the Merger Agreement for any reason.

         "Securities Act" means the Securities Act of 1933, as amended from time to time or any successor statute.

         "Subsidiary" means, with respect to any Person, any corporation or other entity of which a majority of the capital stock or other ownership interests having ordinary voting power to elect a majority of the board of directors or other persons performing similar functions are at the time directly or indirectly owned by (i) such Person, (ii) such Person and one or more Subsidiaries of such Person or (iii) one or more Subsidiaries of such Person.

         "Third Trigger Date" means the 90th day following the termination of the Merger Agreement for any reason.

         "Trade Payables" means accounts payable or any other indebtedness or monetary obligations created or assumed by the Issuer in the ordinary course of business in connection with the obtaining of goods and services.

                                  ARTICLE 2

                                  COVENANTS

         SECTION 2.01. Corporate Existence. The Issuer shall not and shall not permit any Subsidiary to, without the written consent of the Holder, amend, alter or repeal, whether by merger, consolidation, combination, reclassification or otherwise, its Certificate of Incorporation or By-laws or any provision thereof (including the adoption of a new provision thereof).

         SECTION 2.02. Capital Stock. The Issuer shall not and shall not permit any Subsidiary to, without the written consent of the Holder:

          (a) issue or obligate itself to issue shares of any class of stock or any other security convertible into or exchangeable for shares of any class of stock except for (i) shares of Common Stock issuable upon exercise or conversion of warrants and options outstanding on the date hereof, (ii) shares issuable upon conversion of this Note and (iii) shares issued to the Issuer or any Subsidiary; or

          (b) authorize any liquidation, dissolution, recapitalization or reorganization, any merger or consolidation with or into any other person of the Issuer or any Subsidiary, any sale or transfer of all or substantially all of the assets of the Issuer or any of its Subsidiaries or any acquisition of a material amount of assets of any other person.

         SECTION 2.03. Limitation on Debt. The Issuer will not and will not permit any of its Subsidiaries to directly or indirectly create, incur, issue, assume, guarantee or otherwise become directly or indirectly liable with respect to or become responsible for the payment of, contingently or otherwise, any Debt except for borrowings in the ordinary course of business by certain Subsidiaries under existing working capital facilities as such facilities are in effect today and, in the case of PS&T, in accordance with Section 2.12.

         SECTION 2.04. Limitation on Liens. The Issuer will not and will not permit any of its Subsidiaries to directly or indirectly create, incur, assume or suffer to exist any Lien upon any of its assets or properties now owned or hereafter acquired, or any income or profits therefrom, or assign or convey any right to receive income therefrom other than Liens arising in the ordinary course of business of the Issuer and its Subsidiaries which are not incurred in connection with the borrowing of money or the obtaining of advances or credit and which do not materially distract from the value of the Issuer's and its Subsidiaries' property.

         SECTION 2.05. Restricted Payments. The Issuer will not and will not permit any Subsidiary to, directly or indirectly:

          (a) declare or pay any dividends on any class of equity interest of the Issuer or such Subsidiary other than payments of dividends to the Issuer or any Subsidiary;

          (b) make any payment on account of, or set apart money for a sinking or other analogous fund for the purchase, redemption, or other retirement of any equity interest of the Issuer or such Subsidiary other than (i) payments to the Issuer or any Subsidiary and (ii) payments made to repurchase the equity interests of PS&T;

           (c) make any distribution in respect of any equity interest of the Issuer or such Subsidiary (including through mergers, liquidations or other transactions commonly known as leveraged buyouts) other than (i) a distribution to the Issuer or any Subsidiary, (ii) a distribution in respect of the equity interests of PS&T in connection with the merger of PS&T with or into a wholly-owned Subsidiary of the Issuer as contemplated by the Merger Agreement (the "Minority Interest Transaction") and (iii) distributions in respect of the Merger;

          (d) purchase, defease, redeem or otherwise retire any Debt issued by the Issuer or any Subsidiary other than the purchase of the 11.25% Senior Secured Notes due 2003 of PS&T and ordinary course reductions in borrowings under the working capital facilities described in Section 2.03; or

          (e) make any investment, whether in cash or property or in obligations of the Issuer or any Subsidiary, other than Liquid Investments and the Minority Interest Transaction.

         SECTION 2.06. Limitations on Dividend and Other Payment Restrictions. The Issuer will not and will not permit any of its Subsidiaries to directly or indirectly create or otherwise cause or suffer to exist or become effective any consensual encumbrance or restriction on any kind on the ability of any Subsidiary to (i) pay dividends or make any other distributions to the Issuer or any other Subsidiaries, (ii) pay a Debt owned to the Issuer or any other Subsidiary, (iii) make loans or advances to the Issuer or any other Subsidiary or (iv) transfer any of its properties or assets to the Issuer or any other Subsidiary, except for such encumbrances or restrictions existing under or by reason of (a) financing or credit agreements in effect as of the date of this Note or (b) this Note.

         SECTION 2.07. Asset Dispositions. The Issuer will not, and will not permit any of its Subsidiaries to, directly or indirectly, sell, lease, license or otherwise dispose of any material assets or property except (i) pursuant to existing contracts or commitments and (ii) inventory in the ordinary course of business consistent with past practice.

         SECTION 2.08. Limitation on Sale and Leaseback Transactions. The Issuer will not, and will not permit any of its Subsidiaries to, enter into any arrangement with any Person providing for the leasing by the Issuer or any such Subsidiary of any real property or tangible personal property which property has been or is to be sold or transferred by the Issuer or such Subsidiary to such Person in contemplation of such leasing.

         SECTION 2.09. Limitation on Transactions with Affiliates. The Issuer and its Subsidiaries will not, directly or indirectly, enter into any transaction or series of related transactions with or for the benefit of any of their respective Affiliates (other than payments under existing policies and arrangements for services rendered as employees or directors).

         SECTION 2.10. Cash Flow Management. (a) The Issuer shall not, and shall not permit any Subsidiary to, commit to make or make any capital expenditures without the prior written consent of the Holder, other than (x) in respect of commitments existing on the date hereof as disclosed in Schedule 5.01(d) to the Merger Agreement or (y) maintenance capital expenditures in the ordinary course of business and in an aggregate amount for clauses (x) and (y) on a combined basis not to exceed $100,000 per calendar month during the period beginning on November 1, 1997 and ending on March 31, 1998; and the Issuer will not and will not permit any Subsidiary to, commit to make any capital expenditure without the prior written consent of the Holder to the extent that any such capital expenditures are payable after March 31, 1998.

          (b) The Issuer shall cause the aggregate dollar value (determined in accordance with generally accepted accounting principles applied on a consistent basis) of inventories comprising the asset base for the PS&T Credit Agreement (as defined in Section 2.12) and owned by PS&T or its Subsidiaries to remain at or below (i) $59 million during the month of November 1997, (ii) $60.4 million during the month of December 1997, (iii) $57 million during the month of January 1998, (iv) $55.5 million during the month of February 1998 and (v) $51.8 million during the month of March 1998.

          (c) The Issuer shall cause the aggregate accounts payable (determined in accordance with generally accepted accounting principles applied on a consistent basis but excluding fees and expenses arising out of the transactions contemplated by this Agreement) of the Issuer and its Subsidiaries on a consolidated basis (exclusive of accounts payable by Burlington Resins, Inc. and accounts payable by any European Subsidiaries) to remain at or to exceed (i) $17.5 million during the month of November 1997, (ii) $17.0 million during the month of December 1997, (iii) $21.5 million during the month of January 1998,
(iv) $23.6 million during the month of February 1998 and (v) $24.1 million during the month of March 1998.

         SECTION 2.11. Current Debt Restrictions. Except to the extent waived by the Holder, the Issuer shall and shall cause each of its Subsidiaries to comply with all covenants and agreements contained in any instrument evidencing any Debt of the Issuer or such Subsidiary as such covenants and agreements are in effect as of the date hereof, whether or not such instruments are later amended, terminated or otherwise modified in any respect.

         SECTION 2.12. Use of Proceeds. The Issuer shall use the proceeds of the issuance and sale of the Note to repay certain receivables in an aggregate amount of $4,600,000 owed to PS&T; provided that the Issuer shall cause PS&T to apply such proceeds to pay down its Debt under the revolving credit facility described in the Amended and Restated Senior Loan Agreement dated as of November 8, 1993, as amended, among PS&T, the lenders listed therein and General Electric Capital Corporation, as Agent (the "PS&T Credit Agreement"); provided further that the Issuer shall cause PS&T to borrow under the PS&T Credit Agreement only after reasonable consultation with the Holder in the event that immediately following such borrowing, less than $4,600,000 in undrawn capacity for borrowing would remain available to PS&T.

         SECTION 2.13. Merger Agreement. The Issuer will not, and will not permit any Subsidiary to (i) take or agree or commit to take any action that would make (x) any representation and warranty of the Issuer under the Merger Agreement that is qualified as to materiality inaccurate in any respect or (y) any representation and warranty that is not so qualified inaccurate in any material respect, in each case at, or as of any time prior to, the Effective Time (as defined therein) or (ii) omit or agree or commit to omit to take any action necessary to prevent any such representation or warranty from being inaccurate in any respect (or, with respect to any representation any warranty described in clause (y), in any material respect) at any such time.

                                  ARTICLE 3

                              EVENTS OF DEFAULT

         SECTION 3.01. Event of Default Defined; Acceleration of Maturity; Waiver of Default. In case one or more of the following Events of Default (whatever the reason for such Event of Default and whether it shall be voluntary or involuntary or be effected by operation of law or pursuant to any judgment, decree or order of any court or any order, rule or regulation of any administrative or governmental body) shall have occurred and be continuing:

          (a) default in the payment of any interest upon the Note as and when the same shall become due and payable, at maturity, upon redemption, by declaration or otherwise; or

          (b) default in the payment of all or any part of the principal of the Note as and when the same shall become due and payable, at maturity, upon redemption, by declaration or otherwise; or

          (c) failure on the part of the Issuer or its Subsidiaries duly to observe or perform any of the covenants or agreements on the part of the Issuer or its Subsidiaries contained in this Note or in the Merger Agreement;

          (d) any default shall occur under the terms of any Debt of the Issuer or any of its Subsidiaries; or

          (e) any event or condition shall occur which results in the acceleration of the maturity of any Debt of the Issuer or any of its Subsidiaries; or

          (f) a judgment or order for the payment of money shall be rendered against the Issuer or any of its Subsidiaries other than judgement or order enforcing the payment obligations of the Issuer and its Subsidiaries under the Settlement Agreement and Mutual General Release of all Claims dated October 3, 1997 among Dalen Trading Co., Ozite Corporation and MGC, Inc.; or

          (g) a court having jurisdiction in the premises shall enter a decree or order for relief in respect of the Issuer or any of its Subsidiaries in an involuntary case under any applicable bankruptcy, insolvency or other similar law now or hereafter in effect, or appointing a receiver, liquidator, assignee, custodian, trustee, sequestrator (or similar official) of the Issuer or any of its Subsidiaries or for any substantial part of the property of the Issuer or any of its Subsidiaries or ordering the winding up or liquidation of the affairs of the Issuer or any of its Subsidiaries; or

          (h) the Issuer or any of its Subsidiaries shall commence a voluntary case under any applicable bankruptcy, insolvency or other similar law now or hereafter in effect, or consent to the entry of an order for relief in an involuntary case under any such law, or consent to the appointment or taking possession by a receiver, liquidator, assignee, custodian, trustee, sequestrator (or similar official) of the Issuer or any of its Subsidiaries or for any substantial part of the property of the Issuer or any of its Subsidiaries, or the Issuer or any of its Subsidiaries shall make any general assignment for the benefit of creditors;

          (i) any representation or warranty made by the Issuer in the Merger Agreement or in any certificate, financial statement or other document delivered pursuant to the Merger Agreement shall prove to have been incorrect when made;

          (j) failure on the part of the Issuer to file a registration statement with respect to the Conversion Share's with the SEC on or prior to the First Trigger Date;

          (k) failure on the part of the Issuer to file a listing application with respect to the Conversion shares with NASDAQ on or prior to the First Trigger Date;

          (l) failure on the part of the Issuer cause a registration statement covering the Conversion Shares to become effective under the Securities Act on or prior to the Third Trigger Date;

          (m) failure on the part of the Issuer to list the Conversion Shares on NASDAQ on or prior to the Third Trigger Date;

          (n) failure on the part of the Issuer to cause the Conversion Shares to be freely transferable on or prior to the Third Trigger Date;

          (o) a Change of Control of the Issuer or PS&T shall occur, other than pursuant to the Merger;

then, and in each and every such case (other than an Event of Default specified in Section 3.01(g) or 3.01(h) hereof), the Holder, by notice in writing to the Issuer (the "Acceleration Notice"), may declare the entire Principal Sum of the Note and the interest accrued thereon to be due and payable immediately, and upon any such declaration the same shall become immediately due and payable; provided that if an Event of Default specified in Section 3.01(g) or 3.01(h) occurs, the Principal Sum of and accrued interest on the Notes shall become and be immedi ately due and payable without any declaration or other act on the part of any Holder.

         SECTION 3.02. Powers and Remedies Cumulative; Delay or Omission Not Waiver of Default . No right or remedy herein conferred upon or reserved to the Holder is intended to be exclusive of any other right or remedy, and every right and remedy shall, to the extent permitted by law, be cumulative and in addition to every other right and remedy given hereunder or now or hereafter existing at law or in equity or otherwise. The assertion or employment of any right or remedy hereunder, or otherwise, shall not prevent the concurrent assertion or employment of any other appropriate right or remedy.

         No delay or omission of the Holder to exercise any right or power accruing upon any Event of Default occurring and continuing as aforesaid shall impair any such right or power or shall be construed to be a waiver of any such Event of Default or an acquiescence therein; and every power and remedy given by the Note or by law may be exercised from time to time, and as often as shall be deemed expedient, by the Holder.

                                  ARTICLE 4

                            CONVERSION; REDEMPTION

         SECTION 4.01. Conversion Rights. The Holder shall have conversion rights as follows (the "Conversion Rights"):

          (a) Conversion at Option of Holder. This Note shall be convertible, in whole or in part, without the payment of any additional consideration by the

Holder, at the option of the Holder at any time after the Second Trigger Date and until payment of all amounts owed hereunder shall have been made in full, including without limitation after acceleration or maturity hereof into (i) such number of fully paid and nonassessable shares of Common Stock (the "Base Shares") as is determined by dividing the Principal Sum of the Note together with all accrued interest to the date of conversion, by $2.72, as adjusted in accordance with Article 5; plus (ii) such number of fully paid and nonassessable shares of Common Stock (the "Make Whole Shares") having a Fair Market Value equal to the Excess Amount determined as provided in subparagraph 4.01(c); provided that if the Holder sells the Make Whole Shares in bonafide sales transactions within three business days of receiving such Make Whole Shares the sale price of such Make Whole Shares shall be deemed to be the Fair Market Value of such Make Whole Shares.

          (b) Mechanics of Conversion. The Notes shall be converted in accordance with the following provisions:

             (i) In order to exercise the conversion option in subparagraph 4.01(a), the Holder of the Note shall surrender such Note at the office of the Issuer, with a written notice of election to convert, completed and signed, specifying the amount of the Principal Sum of the Note to be converted and the amount of accrued interest thereon, if any, to be converted. Unless the shares issuable on conversion are to be issued in the same name as the name in which such Note is registered, the Note shall be accompanied by an instrument of transfer, in form reasonably satisfactory to the Issuer, duly executed by the Holder or the Holder's duly authorized attorney and an amount sufficient to pay any transfer or similar tax.

            (ii) As promptly as practicable after the surrender by the Holder of the Note as aforesaid, the Issuer shall issue and shall deliver to such Holder, or on such Holder's written order to such Holder's transferee, a certificate or certificates for the whole number of shares of Common Stock issuable upon the conversion of such Notes in accordance with the provisions of this Section 4.01.

           (iii) Each conversion shall be deemed to have been effected immediately prior to the close of business on the date on which the Note shall have been surrendered and such notice received by the Issuer as aforesaid, and the person in whose name or names any certificate or certificates for shares of Common Stock shall be issuable upon such conversion shall be deemed to have become the holder of record of the shares of Common Stock represented thereby at such time on such date. All shares of Common Stock delivered upon conversion of the Notes will upon delivery be duly and validly issued and fully paid and non-assessable, free of all liens and charges and not subject to any preemptive rights. Upon the surrender of the Note, in the event the Holder elects to convert the entire Principal Sum of and interest accrued on the Note, such Note shall no longer be deemed to be outstanding and all rights of a Holder with respect to such Note surrendered for conversion shall immediately terminate except the right to receive the Common Stock. In the event the Holder elects to convert the Note only in part, the Issuer shall as promptly as practicable after the surrender of the Note, issue and deliver to the Holder a new Note with a Principal Sum equal to the unconverted Principal Sum and accrued interest of such surrendered Note.

            (iv) Prior to the delivery of any securities which the Issuer shall be obligated to deliver upon conversion of the Notes, the Issuer shall comply with all applicable federal and state laws and regulations which require action to be taken by the Issuer.

          (c) Excess Amount. The "Excess Amount" shall be an amount equal to the excess, if any, of (i) the Principal Sum of the Note plus accrued interest over
(ii) the Fair Market Value of the Base Shares on the Make Whole Date less any brokerage commissions, fees and expenses incurred in connection with the sale by the Holder of the Conversion Shares and less any expenses of the Holder described in Section 7.06; provided that if the Holder sells the Base Shares in bonafide sales transactions within three business days of receiving such Base Shares the sale price of such Base Shares shall be deemed to be the Fair Market Value of such Base Shares.

          (d) Reserved Shares. The Issuer shall at all times reserve and keep available, free from preemptive rights, for issuance hereunder all of its authorized but unissued shares of Common Stock.

          (e) Payment of Taxes. The Issuer will pay any and all documentary stamp or similar issue or transfer taxes payable in respect of the issue or delivery of shares of Common Stock on conversion of the Note pursuant hereto;

provided that the Issuer shall not be required to pay any tax which may be payable in respect of any transfer involved in the issue or delivery of shares of Common Stock in a name other than that of the Holder of the Note to be converted and no such issue or delivery shall be made unless and until the person requesting such issue or delivery has paid to the Issuer the amount of any such tax or has established, to the reasonable satisfaction of the Issuer, that such tax has been paid.

          (f) Fractional Interests. In connection with the conversion of the Note, no fractions of shares of Common Stock shall be issued, but in lieu thereof the Issuer shall pay a cash adjustment in respect of such fractional interest, equal to such fraction multiplied by $2.72 multiplied by a fraction the numerator of which the unadjusted number of Base Shares and the denominator of which shall be the number of Base Shares as adjusted in accordance with
Article 7.

         SECTION 4.02. Redemption. (a) In accordance with the provisions of this
Section 4.02, the Issuer may at any time elect to redeem the Note, in whole but not in part, for an amount in cash equal to the Principal Sum of the Note plus accrued interest; provided that until the fifth business day following the Make Whole Date, the redemption price shall be the greater of (i) the Principal Sum of the Note plus accrued interest and (ii) the Fair Market Value of the Conversion Shares at that time, determined as though such Conversion Shares were registered in accordance with the Securities Act, were listed on NASDAQ and were otherwise freely transferable on such date.

          (b) In the event the Issuer elects to redeem the Note in accordance with Section 4.01(a), the Issuer shall send to the Holder not less than 5 business days before the date on which the Note will be redeemed (the "Redemption Date") written notice advising the Holder of the proposed redemption specifying the Redemption Date and the Principal Sum and accrued and uncapitalized interest to be repaid.

          (c) Notwithstanding its receipt of notice from the Issuer of a proposed redemption, the Holder shall continue to have available to it all of its rights hereunder, including its conversion rights pursuant to this Article 4, until the Redemption Date.

                                  ARTICLE 5

                                ANTI-DILUTION

         So long as this Note (or any portion thereof) is outstanding, the number of Base Shares issuable upon conversion shall be subject to change or adjustment as follows:

         SECTION 5.01. Common Stock Dividends, Subdivisions or Combinations. In case the Issuer shall (i) pay or make a dividend or other distribution to all holders of its Common Stock in shares of Common Stock, (ii) subdivide, split or reclassify the outstanding shares of its Common Stock into a larger number of shares or (iii) combine or reclassify the outstanding shares of its Common Stock into a smaller number of shares, then in each such case the number of Base Shares shall be adjusted to equal the number of such shares to which the Holder of this Note would have been entitled upon the occurrence of such event had this Note been converted immediately prior to the happening of such event or, in the case of a stock dividend or other distribution, prior to the record date for determination of shareholders entitled thereto. An adjustment made pursuant to this Section 5.01 shall become effective immediately after such record date, in the case of a dividend or distribution, and immediately after the effective date, in the case of a subdivision, split, combination or reclassification.

         SECTION 5.02. Reorganizations or Reclassifications. In case of any capital reorganization or any reclassification of the capital stock of the Issuer (whether pursuant to a merger or consolidation or otherwise), this Note shall thereafter be exercisable for the number of shares of stock or other securities or property receivable upon such capital reorganization or reclassification of capital stock, as the case may be, by a holder of the number of shares of Common Stock into which this Note was exercisable immediately prior to such capital reorganization or reclassification of capital stock; and, in any case, appropriate adjustment shall be made in the application of the provisions herein set forth with respect to the rights and interests thereafter of the Holder of this Note to the end that the provisions set forth herein shall thereafter be applicable, as nearly as reasonably may be, in relation to any shares of stock or other securities or property thereafter deliverable upon the exercise of this Note.

         SECTION 5.03. Distributions of Assets or Securities Other Than Common Stock. In case the Issuer shall, by dividend or otherwise, distribute to all holders of its Common Stock shares of any of its capital stock (other than Common Stock), rights or warrants to purchase any of its securities (other than those referred to in Section 5.04), cash, other assets or evidences of its indebtedness, then in each such case the number of Base Shares shall be adjusted by multiplying such number immediately prior to the date of such dividend or distribution by a fraction, of which the numerator shall be the Fair Market Value per share of Common Stock at the record date for determining shareholders entitled to such dividend or distribution, and of which the denominator shall be such Fair Market Value per share less the fair market value (as determined in good faith by the Board of Directors of the Company; provided that if the Holder in its discretion does not agree with such determination, such fair market value shall be determined by a nationally recognized firm of investment bankers reasonably acceptable to the Issuer and the Holder, whose fees shall be paid by the Issuer) of the portion of the securities, cash, assets or evidences of indebtedness so distributed applicable to one share of Common Stock.

         SECTION 5.04. Below Market Issuances or Distributions of Common Stock. In case the Issuer shall issue Common Stock (or options, rights, warrants or other securities convertible into or exchangeable or exercisable for shares of Common Stock, including options issued pursuant to the 1995 Disinterested

Directors Stock Option Plan and the 1995 Stock Incentive Plan (the "Option Plans") at a price per share (or having an effective exercise, exchange or conversion price per share together with the purchase price thereof) less than the Fair Market Value per share of Common Stock on the date such Common Stock (or options, rights, warrants or other securities convertible into or exchangeable or exercisable for shares of Common Stock, including options issued pursuant to the Option Plans) is sold or issued (provided that no sale of securities pursuant to an underwritten public offering shall be deemed to be for less than Fair Market Value), then in each such case the number of Base Shares shall thereafter be adjusted by multiplying the such number immediately prior to the date of issuance of such Common Stock (or options, rights, warrants or other securities) by a fraction, the numerator of which shall be (x) the sum of (i) the number of Common Share Equivalents represented by all securities outstanding immediately prior to such issuance and (ii) the number of additional Common Share Equivalents represented by all securities so issued multiplied by (y) the Fair Market Value of a share of Common Stock immediately prior to the date of such issuance, and the denominator of which shall be (x) the product of (A) the Fair Market Value of a share of Common Stock immediately prior to the date of such issuance and (B) the number of Common Share Equivalents represented by all securities outstanding immediately prior to such issuance plus (y) the aggregate consideration received by the Issuer for the total number of securities so issued plus, (z) in the case of options, rights, warrants or other securities convertible into or exchangeable or exercisable for shares of Common Stock, the additional consideration required to be received by the Issuer upon the exercise, exchange or conversion of such securities; provided, however, that in the event that such rights, options or warrants are not so issued or expire unexercised, or in the event of a change in the number of shares of Common Stock to which the holders of such rights, options or warrants are entitled, the number of Base Shares shall again be adjusted to be the number of Base Shares which would then be in effect if such rights, options or warrants had never been issued, in the former event, or the number of Base Shares which would then be in effect if such holder had initially been entitled to such changed number of shares of Common Stock, in the latter event. An adjustment made pursuant to this
Section 5.04 shall become effective immediately after the date such Common Stock or other security is sold or issued. For purposes of this Section 5.04, in the case of an issuance in the ordinary course of business consistent with past practice of any options, rights, warrants or other securities or any shares of Common Stock (whether treasury shares or newly issued shares) pursuant to the Fair Market Value of such shares of Common Stock (or of the shares of Common Stock issuable upon the exercise, exchange or conversion of such options, rights, warrants or other securities) at the time such shares of Common Stock (or options, rights, warrants or other securities) are issued shall be deemed to be equal to the fair market value of such securities as determined pursuant to the provisions of such plan or program. Notwithstanding anything herein to the contrary, (1) no further adjustment to the number of Base Shares shall be made upon the issuance or sale of Common Stock pursuant to (x) the exercise of any options, rights or warrants or (y) the conversion or exchange of any convertible securities, if in each case the adjustment in the number of Base Shares was made as required hereby upon the issuance or sale of such options, rights, warrants or securities or no adjustment was required hereby at the time such option, right, warrant or convertible security was issued and (2) no adjustment to the number of Base Shares shall be made upon the issuance or sale of Common Stock (x) upon the conversion of the Note or (y) upon the exercise of any warrants or options existing on the date hereof, without regard to the exercise price thereof. For purposes of this Section 5.04, if the Issuer issues Common Stock (or options, rights, warrants or other securities convertible into or exchangeable or exercisable for shares of Common Stock) for consideration wholly or partially other than cash, including services rendered, the fair market value of such consideration and of such Common Stock (or options, rights, warrants or other securities, convertible into or exchangeable or exercisable for shares of Common Stock, including options issued pursuant to the Option Plans) issued in connection therewith shall be as determined in good faith by the Board of Directors of the Issuer; provided that if the Holder in its discretion does not agree with such determination, such fair market value shall be determined by a nationally recognized firm of investment bankers reasonably acceptable to the Issuer and the Holder, whose fees shall be paid by the Issuer.

         SECTION 5.05. Below Market Distributions or Issuances of Preferred Stock or Other Securities. In case the Issuer shall issue nonconvertible and nonexchangeable preferred stock (or other securities of the Issuer other than Common Stock or options, rights, warrants or other securities convertible into or exchangeable or exercisable for shares of Common Stock) at a price per share (or other similar unit) less than the Fair Market Value per share (or other similar unit) of such preferred stock (or other security) on the date such preferred stock (or other security) is sold (provided that no sale of preferred stock or other security pursuant to an underwritten public offering shall be deemed to be for less than its fair market value), then in each such case the number of Base Shares shall thereafter be adjusted by multiplying the number of Base Shares immediately prior to the date of issuance of such preferred stock (or other security) by a fraction, the numerator of which shall be the product of (i) the number of Common Share Equivalents represented by all securities outstanding immediately prior to such issuance and (ii) the Fair Market Value of a share of Common Stock immediately prior to the date of such issuance, and the denominator of which shall be (x) the product of (A) the number of Common Share Equivalents represented by all securities outstanding immediately prior to such issuance and
(B) the Fair Market Value of a share of the Common Stock immediately prior to the date of such issuance minus (y) the difference between (I) the aggregate Fair Market Value of such preferred stock (or other security) and (II) the aggregate consideration received by the Issuer for such preferred stock (or other security). An adjustment made pursuant to this Section 5.05 shall become effective immediately after the date such preferred stock (or other security) is sold.

         SECTION 5.06. Above Market Repurchases of Common Stock. If at any time or from time to time the Issuer or any Subsidiary thereof shall repurchase, by self-tender offer or otherwise, any shares of Common Stock of the Issuer (or any security convertible into or exercisable or exchangeable for shares of Common

Stock) at a weighted average purchase price in excess of the Fair Market Value thereof, on the business day immediately prior to the earliest of (i) the date of such repurchase, (ii) the commencement of an offer to repurchase or (iii) the public announcement of either (such date being referred to as the "Determination Date"), the number of Base Shares shall be determined by multiplying the number of Base Shares immediately prior to such Determination Date by a fraction, the numerator of which shall be the product of (1) the number of Common Share Equivalents represented by all securities outstanding immediately prior to such Determination Date minus the number of Common Share Equivalents represented by the securities repurchased or to be purchased by the Issuer or any Subsidiary thereof in such repurchase and (2) the Fair Market Value of a share of Common Stock immediately prior to such Determination Date, and the denominator of which shall be (x) the product of (A) the number of Common Share Equivalents represented by all securities outstanding immediately prior to the Determination Date and (B) the Fair Market Value of a share of Common Stock immediately prior to such Determination Date minus (y) the sum of (I) the aggregate consideration paid by the Issuer in connection with such repurchase and (II) in the case of options, rights, warrants or other securities convertible into or exchangeable or exercisable for shares of Common Stock, the additional consideration required to be received by the Issuer upon the exercise, exchange or conversion of such securities. An adjustment made pursuant to this Section 5.06 shall become effective immediately after the effective date of such repurchase.

         SECTION 5.07. Above Market Repurchases of Preferred Stock or Other Securities. If at any time or from time to time the Issuer or any Subsidiary thereof shall repurchase, by self-tender offer or otherwise, any shares of nonconvertible and nonexchangeable preferred stock (or other securities of the Issuer other than Common Stock or options, rights, warrants or other securities convertible into or exchangeable or exercisable for shares of Common Stock), at a weighted average purchase price in excess of the Fair Market Value thereof, on the business day immediately prior to the Determination Date, the number of Base Shares shall be determined by multiplying the number of Base Shares immediately prior to the Determination Date by a fraction, the numerator of which shall be the product of
(i) the number of Common Shares Equivalents represented by all securities outstanding immediately prior to such Determination Date and (ii) the Fair Market Value of a share of Common Stock immediately prior to such Determination Date, and the denominator of which shall be (x) the product of (A) the number of Common Share Equivalents represented by all securities outstanding immediately prior to such Determination Date and (B) the Fair Market Value of a share of Common Stock immediately prior to such Determination Date minus (y) the difference between (I) the aggregate consideration paid by the Issuer in connection with such repurchase and (II) an aggregate Fair Market Value of such preferred stock (or other security). An adjustment made pursuant to this Section
5.07 shall become effective immediately after the effective date of such repurchase.

         SECTION 5.08. No Impairment . The Issuer will not, by amendment of its Certificate of Incorporation or through any reorganization, transfer of assets,

consolidation, merger, dissolution, issue or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed hereunder by the Issuer, but will at all times in good faith assist in the carrying out of all the provisions of this
Article 5 and in the taking of all such action as may be necessary or appropriate in order to protect the conversion rights of the Holder against impairment.

         SECTION 5.09. Certificate as to Adjustments. . Upon the occurrence of each adjustment or readjustment of the number of Base Shares pursuant to this
Article 5, the Issuer at its expense shall promptly compute such adjustment or readjustment in accordance with the terms hereof and furnish to the Holder a certificate setting forth such adjustment or readjustment and showing in detail the facts upon which such adjustment or readjustment is based. The Issuer shall, upon the written request at any time of the Holder, furnish or cause to be furnished to the Holder a like certificate setting forth (1) such adjustments and readjustments and (2) the number of shares of Common Stock and the amount, if any, of other property which at the time would be received upon the conversion of this Note.

         SECTION 5.10. Notices. (a) In the event that the Issuer shall propose at any time to effect any transaction of the type described in this Article 5 hereof or to take any similar extraordinary corporate action affecting the Issuer's capital stock, then, in connection with each such event, the Issuer shall send to the Holder at least 10 days prior to (x) in the case of a dividend or other distribution, the applicable record date, a notice specifying the record date for purposes of such dividend or distribution and the date on which such dividend or other distribution is to be made, and (y) in any other case, the date on which such event is to become effective or the first date on which the Issuer intends to effect any such transaction, as the case may be, in each case specifying in reasonable detail what the transaction or event consists of and, if applicable, the aggregate amount or value of any cash or property proposed to be distributed, paid, purchased or received by the Issuer in connection therewith.

          (b) Unless notice is otherwise required pursuant to Section 5.10(a) hereof, the Issuer shall send written notice to the Holder immediately upon any public announcement with respect to an open market repurchase program for, any self-tender offer for and any other repurchase of shares of Common Stock.

                                  ARTICLE 6

                           REGISTRATION AND LISTING

         SECTION 6.01. Registration Rights. (a) The Issuer shall use its best efforts to cause a registration statement covering the Conversion Shares to be declared effective under the Securities Act and to list such Conversion Shares on NASDAQ as soon as practicable following the termination of the Merger Agreement but in no event later than the Third Trigger Date. On or prior to the First Trigger Date, the Issuer will prepare and file with the SEC a registration statement with respect to the Conversion Shares. The Issuer shall use its best efforts cause such registration statement to be declared effective on or prior to the Third Trigger Date and to have such Registration Statement remain effective under the Securities Act until the Conversion Shares are transferred by the Holder under such registration statement or the Note is repaid in full in cash, but in no event later than twelve months following the effective date of such registration statement (the "Registration Period"). In addition, the Issuer shall use its best efforts to register or qualify the Conversion Shares under the securities or Blue Sky laws of each jurisdiction within the United States in which such registration or qualification is necessary in connection with the issuance and delivery of such Conversion Shares to the Holder of the Note on or prior to the Third Trigger Date.

          (b) In connection with the registration and qualification referred to in Section 6.01(a), the Issuer covenants and agrees:

             (i) as expeditiously as possible, to prepare and file with the SEC such amendments and supplements to such registration statement and the prospectus used in connection therewith as may be necessary to keep such registration statement effective throughout the Registration Period;

            (ii) as expeditiously as possible, to take such action as may be necessary or desirable to maintain the registration and qualification of the Conversion Shares under the securities or Blue Sky laws of the jurisdictions referred to in Section 6.01(a); and

           (iii) to pay all expenses incurred by the Issuer in complying in with this Article 6, including (A) all registration and filing fees, (B) all printing expenses, (C) all fees and disbursements of its counsel and independent public accountants and (D) all Blue Sky fees and expenses (including fees and disbursements of counsel).

          (c) The obligations of the Issuer under this Section 6.01 are conditioned upon the Holder furnishing to the Issuer, on a timely basis, such information relating to the Holder as may be required to be included in the registration statement relating to the Conversion Shares under applicable securities laws, and to otherwise cooperate with the Issuer in the preparation and filing of such registration statement.

         SECTION 6.02. Indemnification by the Issuer. The Issuer agrees to indemnify and hold harmless each of the Holder, its officers, directors and agents, and each Person, if any, who controls such Holder within the meaning of
Section 15 of the Securities Act or Section 20 of the Exchange Act from and against any and all losses, claims, damages and liabilities caused by any untrue statement or alleged untrue statement of a material fact contained in any registration statement or prospectus relating to the Conversion Securities (as amended or supplemented if the Issuer shall have furnished any amendments or supplements thereto) or any preliminary prospectus, or caused by any omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, except insofar as such losses, claims, damages or liabilities are caused by any such untrue statement or omission or alleged untrue statement or omission based upon information furnished in writing to the Issuer by the Holder or on the Holder's behalf expressly for use therein; provided, however, that the foregoing indemnity agreement with respect to any preliminary prospectus shall not inure to the benefit of the Holder from whom the person asserting any such loss, claim, damage or liability purchased the Conversion Shares if (i) it is determined that it was the responsibility of the Holder to provide such person with a current copy of the prospectus, (ii) the Holder had been furnished with copies of such current prospectus within a reasonable time prior to such purchase, and (iii) such current copy of the prospectus would have cured the defect giving rise to such loss, claim, damage or liability. The Issuer also agrees to indemnify any underwriters of the Conversion Shares, their officers and directors and each person who controls such underwriters on substantially the same basis as that of the indemnification of the Holder provided in this Section 6.02.

         SECTION 6.03. Indemnification by Holder. The Holder agrees to indemnify and hold harmless the Issuer, its officers, directors and agents and each Person, if any, who controls the Issuer within the meaning of either Section 15 of the Securities Act or Section 20 of the Exchange Act to the same extent as the foregoing indemnity from the Issuer to the Holder, but only with reference to information related to the Holder furnished in writing by the Holder or on the Holder's behalf expressly for use in any registration statement or prospectus relating to the Conversion Shares, or any amendment or supplement thereto, or any preliminary prospectus; provided that the liability of the Holder to the Issuer and its officers, directors, agents and control persons set forth in this Section 6.03 shall be limited to the net proceeds received by the Holder as a result of his or its sale of Conversion Shares pursuant to such registration statement or prospectus (including amendments and supplements thereto). In case any action or proceeding shall be brought against the Issuer or its officers, directors or agents or any such controlling person, in respect of which indemnity may be sought against the Holder, the Holder shall have the rights and duties given to the Issuer, and the Issuer or its officers, directors or agents or such controlling person shall have the rights and duties given to the Holder, by the preceding paragraph. Notwithstanding the foregoing, the Holder also agrees to indemnify and hold harmless the underwriters of the Conversion Shares, their officers and directors and each person who controls such underwriters on substantially the same basis as that of the indemnification of the Issuer provided in this Section 6.03.

         SECTION 6.04. Conduct of Indemnification Proceedings. In case any proceeding (including any governmental investigation) shall be instituted involving any person in respect of which indemnity may be sought pursuant to
Section 6.02 or 6.03, such person (an "Indemnified Party") shall promptly notify the person against whom such indemnity may be sought (an "Indemnifying Party")

in writing and the Indemnifying Party shall assume the defense thereof, including the employment of counsel reasonably satisfactory to such Indemnified Party, and shall assume the payment of all fees and expenses. In any such proceeding, any Indemnified Party shall have the right to retain its own counsel, but the fees and expenses of such counsel shall be at the expense of such Indemnified Party unless (i) the Indemnifying Party and the Indemnified Party shall have mutually agreed to the retention of such counsel, (ii) the named parties to any such proceeding (including any impleaded parties) include both the Indemnified Party and the Indemnifying Party and representation of both parties by the same counsel would be inappropriate due to actual or potential differing interests between them as reasonably determined by the Indemnified Party or (iii) the Indemnifying Party fails to retain counsel or diligently pursue the defense. It is understood that the Indemnifying Party shall not, in connection with any proceeding or related proceedings in the same jurisdiction, be liable for the reasonable fees and expenses of more than one separate firm of attorneys (in addition to any local counsel) at any time for all such Indemnified Parties, and that all such fees and expenses shall be reimbursed as they are incurred. In the case of any such separate firm for the Indemnified Parties, such firm shall be designated in writing by the Indemnified Parties. The Indemnifying Party shall not be liable for any settlement of any proceeding effected without its consent, but if settled with such consent, or if there be a final judgment for the plaintiff, the Indemnifying Party shall indemnify and hold harmless such Indemnified Parties from and against any loss or liability (to the extent stated above) by reason of such settlement or judgment. Notwithstanding the foregoing sentence, if at any time an Indemnified Party shall have requested an Indemnifying Party to reimburse the Indemnified Party for fees and expenses of counsel as contemplated by the third sentence of this paragraph, the Indemnifying Party agrees that it shall be liable for any settlement of any proceeding effected without its written consent if (i) such settlement is entered into more than 30 business days after receipt by such Indemnifying Party of the aforesaid request and (ii) such Indemnifying Party shall not have reimbursed the Indemnified Party in accordance with such request prior to the date of such settlement. No Indemnifying Party shall, without the prior written consent of the Indemnified Party, effect any settlement of any pending or threatened proceeding in respect of with any Indemnified Party is or could have been a party and indemnity could have been sought hereunder by such Indemnified Party, unless such settlement includes an unconditional release of such Indemnified Party from all liability arising out of such proceeding.

         SECTION 6.05. Contribution. If the indemnification provided for in this
Article 6 is unavailable to the Indemnified Parties in respect of any losses, claims, damages or liabilities referred to herein, then each such Indemnifying Party, in lieu of indemnifying such Indemnified Party, shall contribute to the amount paid or payable by such Indemnified Party as a result of such losses, claims, damages or liabilities (i) as between the Issuer and the Holder (subject to the limitations on liabilities of the Holder to the Issuer set forth in the proviso contained in Section 6.03 hereof) on the one hand and the underwriters on the other, in such proportion as is appropriate to reflect the relative benefits received by the Issuer and the Holder on the one hand and the underwriters on the other from the offering of the Conversion Shares, or if such allocation is not permitted by applicable law, in such proportion as is appropriate to reflect not only the relative benefits but also the relative fault of the Issuer and the Holder on the one hand and of the underwriters on the other in connection with the statements or omissions which resulted in such losses, claims, damages or liabilities, as well as any other relevant equitable considerations and (ii) as between the Issuer on the one hand and the Holder on the other, in such proportion as is appropriate to reflect the relative fault of the Issuer and of the Holder in connection with such statements or omissions, as well as any other relevant equitable considerations. The relative benefits received by the Issuer and the Holder on the one hand and the underwriters on the other shall be deemed to be in the same proportion as the total proceeds from the offering (net of underwriting discounts and commissions but before deducting expenses) received by the Issuer and the Holder bear to the total underwriting discounts and commissions received by the underwriters, in each case as set forth in the table on the cover page of the prospectus. The relative fault of the Issuer and the Holder on the one hand and of the underwriters on the other shall be determined by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or the omission or alleged omission to state a material fact relates to information supplied by the Issuer and the Holder or by the underwriters. The relative fault of the Issuer on the one hand and of the Holder on the other shall be determined by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or the omission or alleged omission to state a material fact relates to information supplied by such party, and the parties' relative intent, knowledge, access to information and opportunity to correct or prevent such statement or omission.

         The Issuer and the Holder agree that it would not be just and equitable if contribution pursuant to this Section 6.05 were determined by pro rata allocation (even if the underwriters were treated as one entity for such purpose) or by any other method of allocation which does not take account of the equitable considerations referred to in the immediately preceding paragraph. The amount paid or payable by an Indemnified Party as a result of the losses, claims, damages or liabilities referred to in the immediately preceding paragraph shall be deemed to include, subject to the limitations set forth above, any legal or other expenses reasonably incurred by such Indemnified Party in connection with investigating or defending any such action or claim. Notwithstanding the provisions of this Section 6.05, no underwriter shall be required to contribute any amount in excess of the amount by which the total price at which the Conversion Shares underwritten by it and distributed to the public were offered to the public exceeds the amount of any damages which such underwriter has otherwise been required to pay by reason of such untrue or alleged untrue statement or omission or alleged omission, and the Holder shall not be required to contribute any amount in excess of the amount by which the total price at which the Conversion Shares of the Holder were offered to the public exceeds the amount of any damages which the Holder has otherwise been required to pay by reason of such untrue or alleged untrue statement or omission or alleged omission. No person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution from any person who was not guilty of such fraudulent misrepresentation.

         SECTION 6.06. Listing Rights. On or prior to the First Trigger Date, the Issuer will prepare and file with NASDAQ an application for listing the Conversion Shares. The Issuer will use its best efforts to cause the Conversion Shares to be listed and to remain listed on NASDAQ during the Registration Period.

                                  ARTICLE 7

                                MISCELLANEOUS

         SECTION 7.01. Modification of Notes. Any provision of this Note may be amended or waived with the written consent of the Issuer and the Holders of a majority of the Principal Sum of all of the Notes then outstanding; provided that no such amendment or waiver shall (a) extend the final maturity of the Note, or reduce the Principal Sum thereof, or reduce the rate or extend the time of payment of interest thereon, or reduce any amount payable on the redemption thereof, or change the conversion rate thereof, or impair or affect the rights of any Holder to institute suit for the payment thereof or adversely affect the ranking of the Note with respect to the outstanding Debt of the Issuer, in each such case, without the consent of each Holder of the Note so affected or (b) reduce the aforesaid percentage of Note, the consent of the Holders of which is required for any such amendment or waiver, without the consent of all of the Holders of Note. The Issuer shall promptly notify all Holders after the making of any amendment or waiver pursuant to this Section 7.01.

         SECTION 7.02. Notices. All notices and other communications required or permitted hereunder shall be in writing, shall be effective when given, and shall in any event be deemed to be given upon receipt or, if earlier, (a) five
(5) days after deposit with the U.S. Postal Service or other applicable postal service, if delivered by first class mail, postage prepaid, (b) upon delivery, if delivered by hand, (c) one business day after the business day of deposit with Federal Express or similar overnight courier, freight prepaid or (d) one business day after the business day of facsimile transmission, if delivered by facsimile transmission with copy by first class mail, postage prepaid, and shall be addressed to each holder of record at his address appearing on the books of the corporation.

         SECTION 7.03. Governing Law. This Note shall be deemed to be a contract under the laws of the State of New York, and for all purposes shall be construed in accordance with the laws of said State, except as may otherwise be required by mandatory provisions of law. The parties hereto hereby waive presentment, demand, notice, protest and all other demands and notices in connection with the delivery, acceptance, performance and enforcement of this Note, except as specifically provided herein. The Holder of this Note by accep tance hereof agrees to be bound by the provisions of the Notes which are expressly binding on the Holder.

         SECTION 7.04. Headings. The Section headings herein are for convenience only and shall not affect the construction hereof.

         SECTION 7.05. Specific Performance. The parties hereto agree that irreparable damage would occur in the event any provision of this Note is not performed in accordance with the terms hereof and that the parties shall be entitled to specific performance of the terms hereof in addition to any other remedy to which they are entitled at law or in equity.

         SECTION 7.06. Expenses; Indemnification. (a) The Issuer shall pay (i) all out-of-pocket expenses of the Holder, including fees and disbursements of counsel for the Holder, in connection with any waiver or consent hereunder or any amendment hereof or any Default or Event of Default hereunder and (ii) if an Event of Default occurs, all out-of-pocket expenses incurred by the Holder, including fees and disbursements of counsel, in connection with such Event of Default and collection, bankruptcy, insolvency and other enforcement proceedings resulting therefrom.

          (b) The Issuer agrees to indemnify the Holder, its affiliates and the directors, officers, agents and employees of the foregoing (each an "Indemnitee") and hold each Indemnitee harmless from and against any and all liabilities, losses, damages, costs and expenses of any kind, including, without limitation, the reasonable fees and disbursements of counsel, which may be incurred by such Indemnitee in connection with any investigative, administrative or judicial proceeding (whether or not such Indemnitee shall be designated a party thereto) brought or threatened relating to or arising out of this Note or any actual or proposed use of proceeds the sale of this Note hereunder; provided that no Indemnitee shall have the right to be indemnified hereunder for such Indemnitee's own gross negligence or willful misconduct as determined by a court of competent jurisdiction.

         SECTION 7.07. Survival. Notwithstanding the surrender and cancellation of this Note in connection with the conversion of the Note, the covenants and agreements contained in Section 4.01 (other than Section 4.01(d)), Article 6 and
Article 7 shall survive such surrender and cancellation and shall remain in full force and effect.

         IN WITNESS WHEREOF, the Issuer has caused this instrument to be duly executed.

Dated: November 11, 1997

                                            PURETEC CORPORATION


                                            By:   ______________________________
                                                  Name:
                                                  Title:

                         CROSS-REFERENCE TARGET LIST
                         ---------------------------
NOTE: Due to the number of targets some target names may not appear in the target pull-down list. (This list is for the use of the wordprocessor only, is not a part of this document and may be discarded.)


ARTICLE/SECTION                              TARGET NAME
---------------                              -----------

1............................................definitions
1.01...............................certain.terms.defined

?..................................payment.conds.funding
?.............................payment.principal.interest

2.......................................covenants.issuer
2.01.................................corporate.existence
2.02.......................................capital.stock
2.02(a)..........................create.auth.issue.oblig
2.02(b)...........................auth.liquid.diss.recap
?............................redeem.purch.acquire.shares
2.03.....................................limitation.debt
2.04....................................limitation.liens
2.05...........................limitation.restr.payments
2.05(a)................................declare.pay.divid
2.05(b)...............................payment.account.of
2.05(c).........................distr.respect.equity.int
2.05(d).............................purch.defease.redeem
2.05(e)..................................make.investment
2.06..........................limit.divd.other.pmt.restr
2.07..................................asset.dispositions
2.08........................limitation.sale.leaseb.trans
2.09..............................limitation.trans.affil
2.10......................................cash.flow.mgmt
2.10(a)...............................comp.sub.com.expen
2.10(b)...............................dollar.value.below
2.10(c)..................................accts.pay.below

2.11......................................pst.burlington
2.12........................................use.proceeds

3.........................................events.default
3.01...............................event.default.defined

3.01(a)........................default.pmt.interest.note
3.01(b)...........................default.pmt.princ.note
3.01(c)..........................failure.observe.perform
?....................................failure.part.issuer
3.01(d).............................issuer.fail.make.pmt
3.01(f).............................issuer.fail.make.pmt
3.01(g)...............................court.decree.order
3.01(h)................................issuer.volun.case
3.02...............................powers.remedies.cumul
?...................................waiver.past.defaults

4.............................................conversion
4.01...................................conversion.rights
4.01(a).........................conversion.option.bidder
4.01(b).............................mechanics.conversion
4.01(b)(i)........................exer.conversion.option
4.01(b)(iii).................conversion.deemed.effective
4.01(b)(iv)....................prior.delivery.securities
4.01(c)....................................excess.amount
4.01(d)..................................reserved.shares
4.01(e)....................................payment.taxes
4.01(f).............................fractional.interests
4.02..........................................redemption

5..........................................anti.dilution
5.01...................................common.stock.divs
5.02......................................reorgs.reclass
5.03..............................dist.assets.secs.other
5.04..............................below.market.issuances
5.05..........................below.market.distributions
5.06............................above.market.repurchases
5.07........................above.market.reps.pref.stock
5.08.......................................no.impairment
5.09....................................cert.adjustments
5.10...........................................notices.1
6............................registration.listing.rights
6.01..........................................reg.rights
6.01(a)...................................prior.thir.day
6.01(b)....................................conn.reg.qual
6.01(b)(i)..............................prepare.file.sec
6.01(b)(ii).........................reg.qual.conv.shares
6.01(b)(iii)................pay.expenses.incurred.issuer
6.02.............................indemnification.company
6.03.............................indemn.holders.reg.secs
6.04.............................conduct.indemn.proceeds
6.05........................................contribution

7...................................................misc
7.01.........................................modif.notes
7.02.............................................notices
7.02(a)................................five.days.deposit
7.02(b)....................................upon.delivery
7.02(c)...........................one.business.day.fedex
7.02(d).............................one.business.day.fax

7.03.......................................governing.law
7.04............................................headings
7.06............................expenses.indemnification
7.07............................................survival